Exhibit 10.1



               PEOPLES COMMUNITY BANCORP, INC.
       AMENDED AND RESTATED DIRECTORS' RETIREMENT PLAN

   THIS AMENDED AND RESTATED PEOPLES COMMUNITY BANCORP, INC.
DIRECTORS' RETIREMENT PLAN was originally effective as of January
1, 1994 (the "Prior Plan") and is hereby amended and restated as of June 22, 2007.

     The purpose of this Amended and Restated Directors' Retirement Plan (hereinafter referred to as the "Plan") is to provide supplemental retirement and death benefits for Directors (as defined in Section 1.06 herein) of the Company (as defined in Section 1.04 herein), and any affiliated or subsidiary corporations of the Company designated by the Board. It is intended that the Plan will aid in retaining and attracting directors of exceptional ability by providing them with these benefits. This Plan as amended and restated shall be effective as of June 22, 2007.

     The Plan is intended to be an unfunded plan qualifying as a "top hat" plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is being amended and restated in order to comply with the requirements of Section 409A of the Code and the final regulations issued by the Internal Revenue Service. No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

                        ARTICLE I
                       DEFINITIONS

   For purposes hereof, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:

     1.01 Annual Retirement Benefit. "Annual Retirement Benefit" means the benefit determined in accordance with Section 4.01 of this Plan, exclusive of any other plans maintained by Peoples
Community Bank (the "Bank") or the Company.

     1.02 Beneficiary. "Beneficiary" means a person or entity designated in accordance with Article VII of this Plan to receive benefits upon the death of a Director.

     1.03 Change in Control. "Change in Control" means a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

     1.04 Company.  "Company" means Peoples Community Bancorp,
Inc., and its successors and assigns, and including any corporation, association or other form of business organization into which it may be converted or to which it may transfer substantially all of its assets.

     1.05 Compensation. "Compensation" means all compensation received by a Director from the Company for the usual, customary, and ordinary services rendered as a Director to the Company. Compensation does not include any additional amount received by a Director for services rendered to the Company as or in an executive capacity, nor does compensation include wages, reimbursement items, fringe benefit costs, stock option or restricted stock income or any other form of remuneration.

     1.06 Director. "Director" shall have the meaning as is subscribed to that term by 12 CFR Section 561.18. Director shall not include an advisory director, honorary director or director emeritus.

     1.07 Early Retirement Benefit. "Early Retirement Benefit" shall have the meaning set forth in Section 4.02 of the Plan.

     1.08 Early Retirement Date. "Early Retirement Date" means the date on which a Director has a Separation from Service from the Company prior to attaining age sixty-five (65).

     1.09 Normal Retirement Benefit. "Normal Retirement Benefit" shall have the meaning set forth in Section 4.01 of the Plan.

     1.10 Normal Retirement Date. "Normal Retirement Date" means the first day on which a Director has attained sixty-five
(65) years of age.

     1.11 Plan Year.  "Plan Year" means the calendar year.

     1.12 Retirement. "Retirement" means a Director's Separation from Service from the Company on or after the Director's Early
Retirement Date or Normal Retirement Date.

     1.13 Retirement Date. "Retirement Date" means the date that a Director has a Separation from Service that qualifies as a Retirement.

     1.14 Separation from Service. "Separation from Service" means a separation from service within the meaning of Section 409A of the Code and the regulations thereunder for any reason other than death or Total and Permanent Disability (as defined in Section 1.16 herein).

     1.15 Specified Employee. "Specified Employee" shall have the meaning set forth in Treasury Regulation Section 1.409A-1(i) or any successor thereto, with the Specified Employee identification date being December 31st of each year.

     1.16 Total and Permanent Disability. "Total and Permanent Disability" means the Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.


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                       ARTICLE II
                 GENERAL PLAN PROVISIONS

     2.01 Director's Rights. The rights of a Director or a Director's beneficiaries to benefits under this Plan shall be solely those of an unsecured creditor of the Company. Any asset acquired or held by, or on behalf of, the Company or funds allocated by the Company in connection with the liabilities assumed by the Company pursuant to the Plan shall not be deemed to be held under any trust for the benefit of a Director or a Director's beneficiaries or to be security for the performance of the Company's obligations pursuant hereto, but shall be and remain a general asset of the Company.

     2.02 Plan Not an Employment Agreement. This Plan does not constitute a contract of employment.

     2.03 Rights Reserved to Directors. The Board of Directors of the Company reserves the right to amend or terminate this Plan by a resolution duly adopted by a two-thirds majority vote of the Board present and voting at a meeting called for that purpose; provided, however, that no action of the Board of Directors in this respect shall result in the reduction of a benefit which has accrued as of the date of amendment or termination. Notwithstanding anything in this Plan to the contrary, the Board of Directors of the Company may amend in good faith any terms of this Plan, including retroactively, in order to comply with
Section 409A of the Code.

     2.04 Establishment of Trust. The Company may elect to establish a trust for the purpose of holding and investing any assets contributed by the Company under this Plan. Assets contributed to the trust shall be held for the exclusive benefit of the Directors and their beneficiaries subject to the claim of the Company's creditors to such assets if the Company becomes insolvent or is subject to bankruptcy proceedings. Directors shall have no rights against or security interest in the assets of the trust, which shall at all times remain subject to the claims of creditors of the Company.


                         ARTICLE III
                   ELIGIBILITY AND VESTING

     3.01 Eligibility.  All members of the Company's Board of
Directors shall participate in the Plan. All Directors who were participants in the Prior Plan shall continue to participate in this amended and restated Plan.

     3.02 Vesting. Each Director participating in the Plan shall be one hundred percent (100%) vested in his Annual Retirement
Benefit or Early Retirement Benefit at all times.





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                       ARTICLE IV
         RETIREMENT AND CHANGE IN CONTROL BENEFITS

     4.01 Annual Retirement Benefit at Normal Retirement Date. If a Director has a Separation from Service on or after the Normal Retirement Date, the Company shall pay to the Director an annual retirement benefit in an amount equal to the Director's annual Compensation as a Director for the Plan Year which precedes the Plan Year in which the Director incurred such Separation from Service (the "Annual Retirement Benefit"). The Annual Retirement Benefit shall be payable in the form of substantially equal monthly payments, determined by dividing the Annual Retirement Benefit by twelve (12), beginning with the first day of the first full calendar month following the Participant's Retirement Date, and payable for the lifetime of the Director, subject to Section 4.04 and Article VI of this Plan.

     4.02 Annual Retirement Benefit at Early Retirement Date. If a Director has a Separation from Service at an Early Retirement Date, the Director shall be entitled to an early retirement benefit equal to his Annual Retirement Benefit, reduced by one percent (1%) for each year or part of a year that a Director's Early Retirement Date precedes the Normal Retirement Date (the "Early Retirement Benefit"). The Early Retirement Benefit shall be payable in the form of substantially equal monthly payments, determined by dividing the Early Retirement Benefit by twelve (12), beginning with the first day of the first full calendar month following the Director's attainment of age sixty-five (65), and payable for the lifetime of the Director, subject to Section 4.04 and Article VI of this Plan.

     4.03 Continuation Beyond Normal Retirement Date. A Director may continue to provide services to the Company beyond the Director's Normal Retirement Date. In the event that a Director continues service to the Company beyond the Normal Retirement Date, the Director's Normal Retirement Benefit shall be determined in the same manner as provided in this Article IV.

    4.04 Six-Month Delay. If a Director is a Specified Employee at the time he has a Separation from Service, then the monthly payments specified in Sections 4.01 and 4.02 above shall not commence until the first day of the month following the lapse of six months after such Separation from Service, and the first payment to be made to a Director after the lapse of the six-month period shall include the payments that otherwise would have been made during the six month period.

     4.05 Change in Control Benefit. Upon the occurrence of a Change in Control, the Company will pay to each Director
(including a Director that is currently receiving benefits under the Plan) a single lump sum amount equal to the present value of the lifetime payments (a) that would otherwise be made to each current Director determined as if such Director incurred a Separation from Service on the date of a Change in Control, or
(b) remaining to be paid to any Director who is then receiving benefits under the Plan. Payment of the benefits under this
Section 4.05 shall be made within five (5) business days following the Change in Control and determined by using the actuarial assumptions used by the Company to determine the annual financial accruals on behalf of the Plan and a discount rate as specified under Section 1274(d) of the Code.


                          ARTICLE V
                      DISABILITY BENEFIT

     5.01 Total and Permanent Disability.  A Director who becomes
Totally and Permanently Disabled, but who has not yet reached his Normal Retirement Date, is entitled to an Early Retirement
Benefit as determined under Section 4.02.

     5.02 Payment of Disability Benefit. Subject to Article VI of this Plan relating to minimum number of payments, a Director who is eligible for retirement benefits due to a Total and Permanent Disability shall receive such benefits payable for life, with the first payment beginning with the first day of the month following the month in which the Director is determined to be Totally and Permanently Disabled.

     5.03 Evidence of Disability. The Board of Directors of the Company shall determine, based on such medical information as the Board may consider appropriate to review, whether or not a Director has become Totally and Permanently Disabled.


                         ARTICLE VI
                       DEATH BENEFIT

     6.01 Surviving Spouse. The surviving spouse of a (a) Director who was Totally and Permanently Disabled, (b) Director who had attained Normal Retirement Date, or (c) Director who elected early retirement shall be eligible upon attaining age sixty-five (65), to receive the same monthly retirement benefit that such Director was receiving prior to the Director's death. The surviving spouse of a Director who dies prior to reaching Normal Retirement Date shall be eligible upon attaining age 65 to receive the same monthly retirement benefit that the Director would have been entitled to receive pursuant to Section 4.01 determined as if the Director had attained his Normal Retirement Date as of the Director's date of death. The monthly retirement benefit shall commence in the month in which the surviving spouse attains 65 years of age and shall be paid for the lifetime of the surviving spouse.

     6.02 Minimum Payments. The minimum number of monthly retirement benefit payments payable to a Director and the Director's surviving spouse shall be one hundred twenty (120) monthly payments. In the event that the number of monthly retirement benefit payments received by a Director and the surviving spouse of the Director is less than one hundred twenty
(120) at the date of death of the surviving spouse or Director, the remainder of the monthly retirement benefit payments to be made by the Company pursuant to this Plan shall be paid to the issue of the Director and the Director's spouse, per stirpes, or in default of such issue, to the estate of the spouse.

     6.03 Death Benefit for Non-Spouse Beneficiary.  If a
Director dies after Normal Retirement Date or dies while Totally and Permanently Disabled and such Director is not survived by a spouse and has received less than one hundred eighty
(180) monthly retirement payments, the remainder of the monthly payments to be made by the Company shall be paid to the Beneficiary or beneficiaries designated by the Director. If a Beneficiary is not designated or if the Beneficiary dies prior to receiving the remaining number of monthly retirement benefit payments, the remaining payments shall be made to the estate of the Director.


                 ARTICLE VII - BENEFICIARIES
                 ___________________________

     7.01 Beneficiary Designations. A Director shall designate a Beneficiary by filing a written designation with the Company. A Director may revoke or modify his or her Beneficiary designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received by the Company during the Director's lifetime. The Director's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director, or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid Beneficiary designation, all payments shall be made to the Director's estate.

     7.02 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to the distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

    ARTICLE VIII - PLAN ADMINISTRATION; CLAIMS PROCEDURE
    ____________________________________________________

     8.01 Plan Administration.   This Plan and all matters
relating hereto shall be administered by the Board of Directors of the Company. The Board of Directors of the Company will interpret the provisions of this Plan and shall determine all questions arising in the administration, eligibility, interpretation and application of this Plan. Any such determination by the Board of Directors of the Company shall be conclusive and binding on all persons and shall be consistently and uniformly applied to all persons similarly situated. The Board of Directors of the Company shall engage the services of such independent actuaries and administrative personnel as it deems appropriate to administer the Plan.

     8.02 Scope of Claims Procedures. These claims procedures are based on final regulations issued by the Department of Labor and published in the Federal Register and codified at 29 C.F.R.
Section 2560.503-1. If any provision in these claims procedures conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

     8.03 Initial Claim. Any Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a
"Claimant") may file a claim with the Board of Directors of the Company. The Board of Directors of the Company shall review the claim itself or appoint an individual or an entity to review the claim. All references to the Board of Directors of the Company in this Article VIII shall include any such appointee.

     (a) Initial Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Board of Directors of the Company prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, with such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

     (b)  Manner and Content of Denial of Initial Claims.  If the
          Board of Directors of the Company denies a claim, it must provide to the Claimant, in writing or by electronic communication:

          (i)   The specific reasons for the denial;

          (ii) A reference to the provision of the Plan upon which the denial is based;

          (iii) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

          (iv) An explanation of why such additional material or information is necessary;

          (v) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

          (vi) A statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA, following a denial on review of the initial denial.

     8.04 Review Procedures.

     (a) Request For Review. A request for review of a denied claim must be made in writing to the Board of Directors of the Company within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Board of Directors of the Company's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

          The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Board of Directors of the Company. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

     (b) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse claim determination, the Board of Directors of the Company will give the Claimant, in writing or by electronic notification, a notice containing:

          (i)   its decision;

          (ii)  the specific reasons for the decision;

          (iii) the relevant provisions of this Plan on which its decision is based;

          (iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Bank's files which is relevant to the Claimant's claim for benefits;

          (v) a statement describing the Claimant's right to bring an action for judicial review under Section 502(a) of ERISA; and

          (vi) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

     8.05 Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures of this Plan without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

     8.06 Legal Action. If the Board of Directors of the Company fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under this Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant's compliance with the foregoing provisions of this
Article is a mandatory requisite to a Claimant's right to commence any legal action with respect to any claims for benefits under the Plan.





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     8.07 Review by the Board of Directors of the Company.
Notwithstanding anything in this Plan to the contrary, the Board of Directors of the Company may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Plan.

                         ARTICLE IX
                        MISCELLANEOUS

     9.01 Termination of Plan

          (a) General. A termination of the Plan shall not directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such termination. A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 9.01(b) below.

          (b) Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 9.01(b). The Company may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Director's vested benefits as of the date of such payment in accordance with Section 409A of the Code:

          (i) the Plan is irrevocably terminated within 30 days preceding a Change in Control of the Company and
                 (1) all arrangements sponsored by Peoples Community Bank (the "Bank") and/or the Company that would be aggregated with the Plan under Treasury Regulation
                 Section 1.409A-1(c)(2) are terminated, and (2) the Director and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date of termination of the arrangements,

          (ii) the Plan is terminated at a time that is not proximate to a downturn in the financial health of the Bank and/or the Company and (1) all arrangements sponsored by the Bank and/or the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2) if a Director had deferrals of compensation under such arrangements are terminated, (2) no payments other than amounts that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the date the Bank and/or the Company take all necessary action to irrevocably terminate the arrangement; and (4) neither the Bank nor the Company adopts a new arrangement that would be aggregated with the Plan or any terminated arrangement under Treasury Regulation Section 1.409A-1(c)(2) if a Participant participated in both arrangements, at any time within three years following the date the Bank and/or the Company take all necessary action to irrevocably terminate the Plan or aggregated arrangement, or



                                                       9

          (iii) the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred by each Director under the Plan are included in the Participant's gross income in the later of (1) the calendar year in which the termination of the Plan occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable.

     9.02 Governing Law. The laws of the State of Ohio shall govern the interpretation, construction and enforcement of the provisions of this Plan, except to the extent that federal law is applicable.

     9.03 Administration. The administration of this Plan shall be vested in the Board of Directors of the Company. The Board of Directors of the Company may delegate its duties as the Board of Directors of the Company deems necessary or appropriate.

     9.04 Notices. Any notices required by law or permitted to be given regarding this Plan must be in writing and delivered either by personal hand delivery or by first class, postage prepaid United States mail, to the Company's office if to the Company or to the last known address of the recipient if the notice is other than to the Company.

     9.05 Headings. Headings contained in this Plan are inserted for convenience and reference only and do not constitute a part of this Plan.

     9.06 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term "Company" as used in this Plan shall be deemed to refer to the successor or survivor company.

     9.07 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.














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     IN WITNESS WHEREOF, and pursuant to a resolution of the
Board of Directors of the Company, the Company has caused this Amended and Restated Plan to be executed by its duly authorized officer effective as of June 22, 2007.

                             PEOPLES COMMUNITY BANCORP,
                             INC.


                             By: /s/Jerry D. Williams
                                 _________________________________
                                 Jerry D. Williams, President and
                                 Chief Executive Officer




































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